UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 28, 2013

To our stockholders:

We invite you to attend our 2013 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut on Tuesday, May 28, 2013 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Kurt Graves, Dennis Liotta and David Scheer as our three Class I Directors for terms to expire at our 2016 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 3, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This Proxy Statement and our 2012 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Proposal 1 requires approval by plurality. Proposals 2 and 3 require that a majority of the shares of stock present or represented and voting on such matters vote in favor of the proposals. Each stockholder should take the time to review the attached Proxy Statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 12, 2013

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2013 Annual Meeting of Stockholders

To Be Held on May 28, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we”, “Achillion”, “us”, or the “Company”), and contains information about the Annual Meeting of Stockholders to be held on May 28, 2013, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this Proxy Statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of Achillion Pharmaceuticals, Inc. at 300 George Street, New Haven, Connecticut, 06511.

These proxy solicitation materials will be mailed or given, on or about April 17, 2013, to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 28, 2013

This Proxy Statement and our 2012 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 3, 2013, referred to in this Proxy Statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this Proxy Statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 96,556,639 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class I Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm

The Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2013.

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve the Proposal. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 96,556,639 shares eligible to vote on the Proposal as of the Record Date, we will need more than 48,278,320 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

Shares of stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the meeting for purposes of determining whether a quorum exists. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on May 24, 2013, the last business day before the Annual Meeting, for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than May 24, 2013, the last business day before the Annual Meeting, for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting

All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Proposals.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve the Proposals, if necessary. Our Board of Directors does not currently intend to bring any other business before the Annual Meeting and, so far as our Board of Directors knows, no other matters are to be brought before the Annual Meeting. If other business properly comes before the Annual Meeting, the proxies will vote in accordance with their own judgment.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, employees or agents of Achillion in person or by telephone, email or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Achillion for such services.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511 or via telephone to (203) 624-7000. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2014 Annual Meeting

Proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 18, 2013 for inclusion in the Proxy Statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our Proxy Statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Mary Kay Fenton, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2013 Annual Meeting of Stockholders. However, if the 2014 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2013 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2014 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2013, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2012, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Percentage of common stock outstanding is based on 79,653,417 shares of our common stock outstanding as of January 31, 2013. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of January 31, 2013, and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

FMR, LLC(1) 82 Devonshire Street Boston, MA 02109	10,994,709	13.80%

Domain Associates, LLC(2) One Palmer Square Princeton, NJ 08542	8,828,270	10.71

QVT Financial LP(3) 1177 Avenue of the Americas Ninth Floor New York, NY 10036	7,067,853	8.87

Funds affiliated with ProQuest Investments(4) 90 Nassau Street Fifth Floor Princeton, NJ 08542	4,341,627	5.40

Directors and Named Executive Officers
Nicole Vitullo(5)	8,886,395	10.77
Michael D. Kishbauch(6)	926,749	1.15
Milind S. Deshpande, Ph.D(7)	378,600	*
Mary Kay Fenton(8)	306,827	*
Gautam Shah, Ph.D(9)	62,390	*
Joseph Truitt(10)	264,015	*
Jason Fisherman, M.D.(11)	109,375	*
Gary Frashier(12)	108,125	*
Kurt Graves(13)	82,292	*
Dennis Liotta(14)	164,375	*
David I. Scheer(15)	197,624	*
Robert L. Van Nostrand(16)	134,375	*
David P. Wright(17)	111,875	*
All current executive officers and directors as a group (13 individuals)(18)	11,733,017	13.77%

*	Represents holdings of less than one percent of our outstanding stock.
(1)	Consists of 10,994,709 shares held by FMR, LLC. This information is from a Schedule 13G filed by FMR, LLC on February 14, 2013.
(2)	Consists of 5,772,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC and 159,896 shares held by One Palmer Square Associates VIII. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(3)	Consists of 7,067,853 shares held by QVT Financial LP. QVT Financial is the investment manager for QVT Fund V LP and other private investments funds (collectively, the “Funds”). The Funds aggregately own 7,067,853 shares of Common Stock. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate amount of 7,067,853 shares of Common Stock consisting of shares owned by the Funds. This information excludes 3,900,000 shares acquired by QVT Financial LP as reported on a Schedule 13G/A on February 26, 2013. Based on the shares then outstanding, QVT’s beneficial ownership would be 11.36%.

(4)	Consists of 2,863,785 shares and 537,885 shares issuable upon exercise of Common Stock Warrants held by ProQuest Investments IV LP and 671,015 shares and 268,942 shares issuable upon the exercise of Common Stock Warrants held by ProQuest Investments III LP. Under the terms of the Common Warrants, except as specifically set forth therein, ProQuest Investments IV and ProQuest Investments III are not permitted to exercise a Common Warrant or any portion thereof, if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding (referred to as the maximum aggregate share amount); provided that such limitation shall not apply unless (a) such limitation is required by Nasdaq Marketplace Rules or (b) the holder has provided us with notice of its election to lower the maximum aggregate share amount. In November 2009, the holders elected to lower the maximum aggregate share amount to 9.99%. The holders may elect to increase this adjusted maximum aggregate share amount in the future up to 19.99%, provided that if the Nasdaq Marketplace Rules do not then require limitations on the maximum amount then the holder may at such time increase the adjusted maximum share amount above 19.99%. This information is from a Schedule 13G filed by ProQuest Investments III, L.P. on January 17, 2013.
(5)	Consists of 5,772,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC and 159,896 shares held by One Palmer Square Associates VIII and stock options to purchase 58,125 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013 held by Nicole Vitullo. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(6)	Consists of stock options to purchase 926,749 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(7)	Consists of stock options to purchase 378,600 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(8)	Consists of stock options to purchase 306,827 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(9)	Includes stock options to purchase 59,265 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(10)	Consists of stock options to purchase 264,015 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(11)	Consists stock options to purchase 109,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(12)	Includes stock options to purchase 103,125 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(13)	Includes stock options to purchase 59,583 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(14)	Includes stock options to purchase 99,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(15)	Consists of stock options to purchase 134,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(16)	Consists of stock options to purchase 134,375 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(17)	Consists of stock options to purchase 111,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013.
(18)	Includes stock options to purchase 2,745,664 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2013 and 2,811,245 shares issuable upon exercise of warrants.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at nine. There are three Class I Directors, three Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2013, 2014 and 2015, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class I Directors Messrs. Graves, Liotta and Scheer, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors, although Mr. Graves is being nominated as a director for the first time. In June 2012, our board appointed Mr. Graves as a new director to fill a vacancy and the board determined to include him among its nominees for the 2013 Annual Meeting based upon the recommendation of the Nominating and Corporate Governance committee.

If they are elected, Messrs. Graves, Liotta and Scheer will each hold office until our annual meeting of stockholders in 2016 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class I Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 31, 2013 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees Whose Terms Expire in 2013 (Class I Directors)

Kurt Graves, age 45. Mr. Graves has served as a director of Achillion since June 2012 and currently serves as a member of our Compensation Committee. Mr. Graves has served as Executive Chairman and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since September 2010 and has been an independent consultant since October 2009. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various positions at Novartis, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck and Astra Merck Pharmaceuticals. Mr. Graves currently serves as Chairman of the Board of Intarcia Therapeutics and Radius Therapeutics, a biotechnology company, and is a member of the Board of Directors of Pulmatrix, a biotechnology company. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves is a global industry leader with more than twenty years of US and global general management experience in top-tier US and European based pharmaceutical and biotech companies. He has successfully built and managed several of the largest multi-billion dollar franchises in the industry and developed and launched more than 10 blockbuster brands in a broad range of general medicine, specialty and orphan disease areas. Mr. Grave’s extensive commercial experience in the pharmaceutical industry makes him an important contributor as we move closer to the possible launch of our drug candidates.

Dennis Liotta, Ph.D., age 65. Dr. Liotta has served as a director of Achillion since December 2008. Dr. Liotta has been a Professor of Chemistry at Emory University since 1976. Dr. Liotta is a member of the Board of Directors of privately-held Altiris Therapeutics, Inc., iThemba Pharmaceuticals, Cerecor, Inc. and

NeurOp, Inc., all pharmaceutical companies. Dr. Liotta is also on the Board of Directors of DRIVE (Drug Innovation Ventures at Emory), a not-for-profit drug development company. Dr. Liotta is on the Scientific Advisory Boards of several biopharmaceutical companies, has served as a consultant to several major pharmaceuticals companies, serves as Executive Director of the Emory Institute for Drug Development and is co-director of the Emory/Republic of South Africa Drug Discovery Training Program. Dr. Liotta has also served on numerous NIH Study Sections. Dr. Liotta received a B.A. from Queens College and a Ph.D. from the City University of New York, and Honorary Doctorates from both Queens College and the University of Queensland, Australia. Dr. Liotta has extensive experience in multidisciplinary research and has focused on the discovery and development of novel antiviral and anticancer therapeutics. He is the inventor of record for several clinically important antivirals. Dr. Liotta’s wealth of broad scientific knowledge, most notably his expertise in synthetic and medicinal chemistry, adds significant value to our Board. Dr. Liotta also brings the managerial experience gained on several life sciences company boards, in addition to the extensive managerial expertise he utilizes in his international philanthropic work.

David I. Scheer, age 60. Mr. Scheer has served as Chairman of our Board since March 2010, as a director of Achillion since August 1998, and currently serves as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., which focuses on venture capital activities, corporate strategy, and transactional advisory services focused on life sciences. Mr. Scheer is on the Board of Directors, and serves as Chairman of the Board, of Agerion Pharmaceuticals, Inc., a biopharmaceutical company, and Tengion, Inc., a biotechnology company. Mr. Scheer also serves as Chairman of the Board of privately-held biotechnology companies Axerion Therapeutics, Inc. and Optherion, Inc. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, an educational and business advocacy network. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Unfinished Agenda in Infectious Diseases, both of which are initiatives associated with the Harvard School of Public Health. Mr. Scheer received an A.B., from Harvard College and a M.S. from Yale University. Mr. Scheer’s significant role in the launch, growth, and corporate governance experience in the life sciences provide significant value to our Board. In addition, Mr. Scheer’s extensive experience in transactions involving corporate alliances, licensing arrangements, divestments, and mergers and acquisitions in the life sciences complements our Board.

Directors Whose Terms Expire in 2014 (Class II Directors)

Michael D. Kishbauch, age 64. Mr. Kishbauch has served as our President, Chief Executive Officer and a director, since 2004. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years. His extensive operational, strategic and product planning and promotion experience is coupled with extensive sales, marketing and product launch experience. In addition, Mr. Kishbauch has held board positions with several other life sciences companies. This comprehensive knowledge of the industry adds significant value to our management team and our Board.

Robert L. Van Nostrand, age 56. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI

Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is on the Board of Directors of Metabolix, Inc., a biotechnology company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant. Mr. Van Nostrand held board and executive positions with several life sciences companies, particularly contributing his financial management expertise. Mr. Van Nostrand’s vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board.

Nicole Vitullo, age 55. Ms. Vitullo has served as a director of Achillion since September 2010 and currently serves on our Nominating and Corporate Governance Committee. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Esperion Pharmaceuticals, Marinus Pharmaceuticals and VentiRx Pharmaceuticals, all privately-held biopharmaceutical companies and Celator Pharmaceuticals and Durata Therapeutics, both publicly trade pharmaceutical companies. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester. Ms. Vitullo’s extensive industry knowledge allows her to contribute to our Board in such matters as strategic product development and planning, financing, alliance formation, and market communications. Ms. Vittulo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and her contributions to our Board span multiple disciplines.

Directors Whose Terms Expire in 2015 (Class III Directors)

Jason S. Fisherman, M.D., age 55. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our Audit Committee. Since 2007, Dr. Fisherman has been a Managing Director of Synthesis Capital (formerly known as Advent Healthcare Ventures), a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director of Advent International, a global private equity firm which he joined in 1994. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon Pharmaceuticals and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of several private biopharmaceutical companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Fisherman’s qualifications include his scientific experience, notably in clinical development and strategic product development. In addition to drug research and clinical development expertise, Dr. Fisherman brings a wealth of venture capital management experience in such areas as financing, business development and alliance formation. Finally, his broad knowledge of the life sciences industry is of significant value to our Board.

Gary E. Frashier, age 75. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from 1997 until 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates subsidiary. Mr. Frashier also serves on the Board of Directors of Metric Medical Devices, a medical device company, StemBioSys, a stem cell technology company and Viroxis Corporation, a biopharmaceutical company. Mr. Frashier received a B.S in Chemical Engineering from Texas Tech University and received his M.B.A. from the Massachusetts Institute of Technology, where he was a Sloan Fellow. Mr. Frashier’s qualifications include extensive managerial, manufacturing and merger and acquisition experience as a chief executive officer of multiple life sciences industry companies. As a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier also provides extensive experience in compensation management, alliance management and strategy development, all of which enhances his value on our Board.

David P. Wright, age 64. Mr. Wright has served as a director of Achillion since August 2007 and currently serves on our Audit Committee. Mr. Wright has been President of UD Pharma, Inc., a specialty pharmaceutical company, since October 2012. Prior to UD Pharma, Mr. Wright was president of CWD Enterprises, Inc., a restaurant franchisee company, from November 2010 to January 2012 and was President and Chief Executive Officer of PharmAthene, Inc., a biodefense company, from July 2003 to April 2010. Prior to joining PharmAthene, Inc. he served as President and Chief Operating Officer of GenVec Inc., a biopharmaceutical company, from January 2002 through January 2003. He also served as President and Chief Business Officer of Guilford Pharmaceuticals, a pharmaceutical company, from January 2000 through January 2002 and as Executive Vice President for MedImmune, Inc., a biotechnology company, from 1990 to 2000. Additionally, Mr. Wright has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle and Glaxo. Mr. Wright received a M.A. in Speech Pathology and Audiology from the University of South Florida. Mr. Wright has nearly forty years of experience in the pharmaceutical and biotechnology industries. As a senior executive with several life sciences companies, Mr. Wright brings extensive management and commercial experience to our Board, notably in the sales and marketing of new products, strategic product planning, and operational and financial matters.

Board Recommendation

The Board of Directors believes that the election of Messrs. Graves, Liotta and Scheer to serve as Class I directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this Proxy Statement titled “Information About Executive and Director Compensation” beginning on page 19, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2012. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2011 Annual Meeting of Stockholders held on June 8, 2011, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors believes that voting for the compensation of our named executive officers is in the best interest of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors’ Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer, Van Nostrand, Wright, Drs. Fisherman or Liotta or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule  5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full board. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2014 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chief Executive Officer devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our Company.

Our Chairman of the Board is responsible for the smooth functioning of our Board and enhancing its effectiveness. Our Chairman will guide the process of our Board, provide input on agenda items, and preside at Board meetings. Our Chairman will also act as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our code of business conduct and ethics. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees an annual evaluation to determine if our committees are functioning effectively.

Board of Directors Meetings and Attendance

Our Board of Directors held twenty two meetings, either in person or by teleconference, during the year ended December 31, 2012, or fiscal 2012. During fiscal 2012, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he/she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2012, all of our current directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each of our committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the Audit Committee Report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Van Nostrand and Wright and Dr. Fisherman. Mr. Van Nostrand chairs the Audit Committee. Our Board of Directors has determined that Mr. Van Nostrand is an “Audit Committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings, either in person or by teleconference, during fiscal 2012.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate. During 2012, the Compensation Committee retained Radford, an Aon Hewitt Consulting Company, to assist in evaluating the compensation of our executives and directors. Radford does not directly provide other services to us aside from consulting with our management, only as necessary, to obtain relevant compensation and market data. We paid Radford $60,000 for these services.

The members of our Compensation Committee are Messrs. Frashier, Graves, Scheer, and Van Nostrand. Mr. Frashier chairs the Compensation Committee. Our Compensation Committee held three meetings, either in person or by teleconference, during fiscal 2012.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board of Director members;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Messrs. Frashier and Scheer and Ms. Vitullo. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings during fiscal 2012.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer and corporate controller. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis section is to discuss the principles underlying our compensation policies and decisions with respect to all of our executive officers, and specifically those who are named in the “Summary Compensation Table,” or our “named executive officers,” with a focus on the factors we rely upon most heavily in setting compensation for those individuals. Our Compensation Committee is the body responsible for establishing and administering our policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation. The Compensation Committee also considers the recommendations of our chief executive officer when determining the appropriate levels of compensation for each of our executive officers, including our named executive officers, as well as for the company as a whole. The members of our Compensation Committee are Messrs. Frashier, Graves, Scheer and Van Nostrand. Mr. Frashier serves as chairman of the Compensation Committee.

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development, financial and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring the compensation of our chief executive officer and our other named executive officers. Our chief executive officer makes recommendations regarding compensation to the Compensation Committee. Our chief executive and chief financial officer develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the information provided by these surveys provides us with an appropriate starting place for compensation benchmarks, because many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees.

In addition to the use of publicly available and subscription compensation data, in the fourth quarter of 2012, management recommended and the Compensation Committee retained, Radford, an Aon Hewitt Company, in a comprehensive engagement to assist in evaluating the compensation of our employees, executives and directors. The Committee’s objectives in initiating this review were to ensure competitive compensation practices overall, to update Radford’s analysis completed in the fourth quarter of 2010, to focus on retaining employees and to continue to explore the possible migration from an equity strategy that historically involved only option grants to one which might include use of restricted stock, restricted stock units or performance shares.

The first step in the compensation review process was the compilation of an appropriate peer set. After discussion with and review by the Compensation Committee, Radford created a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies are those which are:

•	in a similar industry;

•	have market capitalizations ranging from $200 million to $1.8 billion;

•	have 20 to 200 employees; and

•	are in mid- to late-stage clinical development.

We reviewed the publicly available compensation data from this peer group to set compensation for our chief executive officer, our other named executive officers and our Board of Directors. The peer group consisted of the following companies:

Alnylam Pharmaceuticals	Ardea Biosciences	ArQule
Celldex Therapeutics	Dynavax Technologies	Enzon Pharmaceuticals
Idenix Pharmaceuticals	Infinity Pharmaceuticals	Insmed
Lexicon Pharmaceuticals	Neurocrine Biosciences	Novavax
Rigel Pharmaceuticals	Sangamo BioSciences	Sarepta Therapeutics
Sunesis Pharmaceuticals	Synta Pharmaceuticals	Ziopharm Oncology

We operate within the framework of a pay-for-performance philosophy which is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience, as well as past compensation;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive and by extension, the functional department that each executive oversees. Annual corporate goals are proposed by senior executives and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our other named executive officers’ individual goals are reviewed and approved by the Compensation Committee. In addition to individual goals for each executive officer, the executive team establishes a shared goal over which the executive officers as a group have combined control. These shared goals typically involve share price accretion and targets for limiting total operating expenditures.

During the last two months of the calendar year, our chief executive officer, other senior executives and the Compensation Committee evaluate individual, department and corporate performance against the written goals for the year. Annual salary increases, annual bonuses and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the Company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, the individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses and stock option awards. For all employees, including our executive officers, annual base salary increases, to the extent granted, are implemented effective the first day of the new calendar year.

Again in the fourth quarter of 2012, the Compensation Committee engaged Radford in a separate process to fully assess the competitive pay position of the Company’s employees, executives and directors. As part of this process, the Committee reviewed the Company’s peer group, asked Radford to provide observations and recommendations based on peer group comparison, including Radford’s assessment of all elements of pay (base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation), the Company’s historical equity program, including the Company’s potential equity ownership level relative to its peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

In summary, the data from this engagement demonstrated that the Company’s base salaries generally were positioned near the 50th percentile in the aggregate, but certain executives fell between the 25th and 50th percentiles. The Company’s executive short-term incentive opportunities were generally aligned with market practice. The Company’s aggregate total cash compensation was generally aligned with the market 50th percentile with few exceptions. Similarly, the Company’s annual equity incentives were positioned between the market 50th and 75th percentiles with the exception of Mr. Kishbauch whose annual equity incentives were positioned between the 25th and 50th percentiles. Overall, the Company’s aggregate total compensation was positioned near the 50th percentile. The Compensation Committee incorporated the results of Radford’s analysis in making year-end compensation adjustment decisions. Specifically, the Compensation Committee increased the base salaries of our chief executive officer and chief financial officer in response to the comparative data presented in the Radford report. In addition, the Compensation Committee approved the grant of stock options to employees and executives, particularly Mr. Kishbauch, at approximately the 75th percentile level in response to the comparatively low level of equity participation outlined in the Radford analysis, with a goal of rewarding positive achievements including the clinical advancement of our HCV drug candidates and positive financial performance, and with the longer term objective of bringing employees and executives closer to the 50th percentile of equity participation.

Say-on-Pay

Beginning in 2011, we gave our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with over 99% of the votes of the shares present or represented and voting on such matter cast in favor of the proposal at our 2012 annual stockholders meeting.

In light of the results of the advisory vote, the Compensation Committee approached decisions regarding executive compensation policies and decisions for 2013 in a manner consistent with 2012.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an employee’s or executive’s role or responsibilities.

In December 2012, our Compensation Committee approved an increase in aggregate non-executive employee base salaries of 4.0% based upon merit and to reflect pending non-executive employee promotions. The aggregate increase in base salaries was also based upon information provided by Radford during their review, which indicated that peer companies were utilizing an average 3% merit increase for 2012 salary adjustments. The Compensation Committee also approved increases in executive base salaries ranging from 3.0% to 8.5%. The increases to our executives’ salaries were based upon merit and maintenance of base salaries in line with market levels for similar positions in comparable companies (based upon information provided by Radford during their consulting engagement and performance in 2012). Radford’s analysis was based upon a review of comparable positions in our peer group which identified that certain of our prior base salaries were below the average salaries of executives in similar positions.

Michael D. Kishbauch, President and Chief Executive Officer. Mr. Kishbauch’s annual base salary in 2012 was $470,300. In December 2012, the Compensation Committee approved an increase to Mr. Kishbauch’s annual base salary to $496,200, effective in January 2013. In making its determination to increase Mr. Kishbauch’s base salary, our Compensation Committee considered four key factors: (i) the level of achievement in advancing the Company’s pipeline of HCV drug candidates, (ii) the success of the Company’s strategic financial management strategy, (iii) Mr. Kishbauch’s oversight of Achillion’s partnering interests and strategy, and (iv) the fact that Mr. Kishbauch’s previous salary was below the 50th percentile for similar positions in similar companies.

Mary Kay Fenton, Senior Vice President and Chief Financial Officer. Ms. Fenton’s annual base salary in 2012 was $300,800. In December 2012, the Compensation Committee approved an increase to Ms. Fenton’s annual base salary to $326,400, effective in January 2013. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered three key factors: (i) the level of achievement of Ms. Fenton’s financial, operational and strategic goals during the year, (ii) the success of the registered direct financing that brought in $42 million in August 2012 with no discounts or fees, and (iii) the fact that Ms. Fenton’s previous salary was below the 50th percentile for similar positions in similar companies.

Milind S. Deshpande, Ph.D., President of Research and Development and Chief Scientific Officer. Dr. Deshpande’s annual base salary in 2012 was $376,100. In December 2012, the Compensation Committee approved an increase to Dr. Deshpande’s annual base salary to $387,400, effective in January 2013. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered two key factors: (i) the level of achievement of Dr. Deshpande’s HCV pipeline advancement goals, and (ii) the increasingly responsible role played by Dr. Deshpande during the period while the Company had no chief medical officer.

Gautam Shah, Ph.D., Executive Vice President and Chief Compliance Officer. Dr. Shah’s annual base salary in 2012 was $324,700. In December 2012, the Compensation Committee approved an increase to Dr. Shah’s annual base salary to $333,500, effective in January 2013. In making its determination to increase Dr. Shah’s base salary, our Compensation Committee considered two key factors: (i) his effective support of the clinical advancement of the Company’s HCV early-stage pipeline, particularly ACH-3102, and (ii) his effective communications with the Food and Drug Administration in support of the combined clinical development of ACH-1625 with ACH-3012.

Joseph Truitt, Senior Vice President and Chief Commercial Officer. Mr. Truitt’s annual base salary in 2012 was $304,200. In December 2012, the Compensation Committee approved an increase to Mr. Truitt’s annual base salary to $313,300, effective in January 2013. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered two key factors: (i) the advancement of the Company’s commercial plans during 2012, and (ii) the increasing role Mr. Truitt played in communicating those commercial plans to stockholders and key opinion leaders in the medical community.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. We believe that annual performance-based discretionary cash bonuses compensate for the achievement of strategic, operational and financial objectives. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 60% of base salary. Our Board of Directors and Compensation Committee may adjust these targets based upon their evaluation of whether our bonus targets are externally competitive and internally equitable. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department and individual performance goals. For 2012, the target annual performance-based cash bonus percentage was 60% of base salary for our chief executive officer, 40% of base salary for our president of research and development and 35% of base salary for all our other executives. Upon review of 2012 corporate and individual results against the pre-defined metrics and goals, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or exceeded.

In December 2012, our Compensation Committee approved cash bonus compensation ranging from 95% to 146% of target for non-executive employees and ranging from 103% to 108% for executives. In making this determination, the Committee gave consideration to both scientific and business accomplishments that were completed during the annual period. The Compensation Committee considered the level of annual goal achievement for the organization as a whole, which totaled approximately 100%. With respect to individual executives, the Committee also assessed the level of specific annual goal achievement, which ranged between 90% and 120%. As some individual goals were exceeded, the aggregate target factor in some cases exceeds 100%. In determining this quantification of annual goal achievement for 2012, management and the Compensation Committee considered, among other objectives, the completion of the following achievements and the level of effort applied towards each during 2012:

(i)	the clinical advancement of our HCV drug candidate, ACH-1625, including release of sustained viral response, or SVR, data during 2012, as well as a review of full clinical data from a 12-week phase 2a clinical trial by the FDA;

(ii)	the clinical advancement of ACH-2684, including successful completion of a phase 1b clinical trial in HCV-infected patients with cirrhosis during 2012;

(iii)	the clinical advancement of ACH-3102, including a first-in-human clinical trial and achievement of clinical proof-of-concept and initiation of a combination trial of ACH-3102 with ribavirin during 2012;

(iv)	the completion of a successful registered direct financing transaction in August 2012 that provided substantive cash resources to the Company, relieved financing overhang and enhanced liquidity; and

(v)	the significant increase in Company market capitalization and increase in price per share from the beginning of the fiscal year to the end of the fiscal year.

Mr. Kishbauch’s annual cash bonus award for 2012 was $292,338, which represents 104% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the achievement of the Company’s key strategic objectives, Mr. Kishbauch’s individual key objectives including: (i) the advancement of the Company’s lead clinical candidate, ACH-1625 through SVR during the year, (ii) the advancement of earlier-stage HCV pipeline, including proof-of-concept for both ACH-2684 and ACH-3102 by year-end, (iii) the implementation of a financial management plan that balanced the needs of investors and operating requirements and repositions the Company’s overall pipeline strategy, and (iv) oversight and advancement of the Company’s HCV partnering interests.

Ms. Fenton’s annual cash bonus award for 2012 was $113,176, which represents 108% of her target bonus award. Ms. Fenton also received an additional bonus award of $25,000 in 2012 as a direct result of the Company’s successful financing transaction in August 2012. In making these awards, the Compensation Committee considered her individual objectives for 2012 including: (i) developing and implementing a resource and capital plan consistent with the Company’s strategic goals, (ii) managing the Company’s investor relations strategy to increase the profile of the Company within the investor community, including management of a successful Research and Development and Investor Day event in September 2012, (iii) providing timely and accurate financial reporting and compliance, budget management and operations management, (iv) providing a high level of operations support for research and development staff, and (v) supporting business development activities from a strategic and financial standpoint.

Dr. Deshpande’s annual cash bonus award for 2012 was $161,272, which represents 107% of his target bonus award. Mr. Deshpande also received an additional bonus award of $40,000 in 2012 as a direct result of the rapid advancement of ACH-3102 and his oversight of the clinical development function in absence of a chief medical officer. In making these awards, the Compensation Committee considered his individual objectives for 2012 including: (i) supporting the timely and efficient clinical development of ACH-1625 through SVR by year-end, (ii) advancing ACH-2684 to proof-of-concept in HCV patients with cirrhosis by year-end, (iii) advancing ACH-3102 to clinical proof-of-concept and initiating combination development with ribavirin by year-end, (iv) supporting business development, financing and investor relations discussions, and (v) broadening and deepening the Company’s early stage pipeline of drug candidates.

Dr. Shah’s annual cash bonus award for 2012 was $117,282, which represents 103% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2012 including: (i) supporting the regulatory efforts associated with the timely clinical development of ACH-1625, (ii) supporting the early clinical development of ACH-2684 and ACH-3102 to ensure achievement of proof-of-concept by year-end, (iii) driving formulation and drug product development of ACH-1625 to ensure acceptable solid-dose formulation by year-end, and (iv) supporting business development diligence activities.

Mr. Truitt’s annual cash bonus award for 2012 was $109,558, which represents 103% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2012 including: (i) materially advancing partnership activities surrounding our HCV drug candidates, (ii) executing the commercial development plan for the Company’s HCV franchise, including managing key opinion leader participation in the Company’s successful Research & Development/Investor Relations Day in September 2012, (iii) assuming an increasing role in investor communications of the Company’s commercial strategy, and (iv) supporting strategic project management goals.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Plan allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our

Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted Stock Awards. Our 2006 Plan permits the issuance of restricted stock awards, however, no such restricted stock awards have been issued to date under this Plan. Prior to our initial public offering, we granted options under our 1998 Plan that were exercisable immediately for shares of restricted stock that vested over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual Stock Option Awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. The size of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. In addition, our chief executive officer recommends and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to trend toward meeting, over time, mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Our Compensation Committee’s December 2012 consultation with Radford revealed that the value of the Company’s long-term equity-based awards were between the 25th and 50th percentiles in terms of potential equity ownership by executives, and retention value was moderate, based upon the value of unvested equity awards. As a result, Radford recommended, and the Committee approved, an alternative long-term incentive delivery method that included the grant of stock option awards in December 2012 near the 75th percentile, including a grant to Mr. Kishbauch of an option to purchase 350,000 shares at a purchase price of $8.64 per share, and grants to each of Dr. Deshpande, Ms. Fenton, Dr. Shah and Mr. Truitt of an option to purchase 145,000 shares at a purchase price of $8.64 per share. The Compensation Committee’s objective in making these grants was to reward positive 2012 goal achievement and to increase equity ownership among executives who have less than competitive ownership levels and who are more than 50% vested in all awards.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contribution, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses and/or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses to executives in 2012.

In addition, we also reimburse Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut, and make a tax gross-up payment to Mr. Truitt to reimburse him for any federal or state income taxes associated with receipt of such reimbursements (and related income taxes owed due to the receipt of the gross-up payment).

Termination Based Compensation

Severance. On April 5, 2011, we entered into new employment agreements with Mr. Kishbauch, Mr. Truitt, and Dr. Shah, providing for, among other things, severance and change in control benefits as described below. In addition, on April 5, 2011, we entered into supplemental agreements with Dr. Deshpande and Ms. Fenton, which along with their existing employment agreements, provide for, among other things, severance and change in control benefits as described below. In setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly-ranked executives, often face challenges securing new employment following termination. Before receiving such severance and change in control benefits, the executives must enter into a separation agreement and release of claims against the Company.

In the event we terminate Mr. Kishbauch’s employment for reasons other than cause, death or disability, or if Mr. Kishbauch terminates his employment for good reason (as defined in his employment agreement), Mr. Kishbauch is entitled to receive (i) his salary in effect on the date of termination until the earlier of (A) the date that is eighteen months following the termination date, and (B) the date Mr. Kishbauch commences full-time employment with another company (but in any event no less than twelve months’ salary continuation); (ii) if Mr. Kishbauch is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical and/or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within 12 months following a change in control of the company, then Mr. Kishbauch will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his right to severance will not terminate upon becoming employed by another company.

In the event we terminate Dr. Deshpande’s or Ms. Fenton’s employment for reasons other than cause, death or disability, or such executive terminates his or her employment for good reason (as defined in such executive’s employment agreement), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether he or she resigns for good reason and which good reason is the basis for the resignation) and (B) the date he or she commences full-time employment with another company; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his/her medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within twelve months following a change in control of the company, then Dr. Deshpande and Ms. Fenton will receive his or her current year target cash performance incentive in lieu of the pro-rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

In the event we terminate Mr. Truitt’s or Dr. Shah’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason (as defined in his employment agreement), such executive is entitled to receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then such executive will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of our named executive officers is entitled to immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for executive officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code—Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure our stock options to comply with exemptions in Section 162(m) so that the compensation attributable to such options remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

Kurt Graves

David Scheer

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2012, 2011 and 2010 for our chief executive officer, our chief financial officer and our four other most highly compensated executive officers who served as executive officers during the year ending December 31, 2012. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE FOR 2012

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Michael Kishbauch,	2012	470,300		2,225,721	292,338		7,833	(3)	2,996,192
Director, President and Chief Executive Officer	2011	450,000		694,388	270,810		7,703	(4)	1,422,901
	2010	394,800		1,227,270	240,000		7,673	(5)	1,869,743

Mary Kay Fenton,	2012	300,800		922,084	138,176	(6)	7,833	(3)	1,368,893
Senior Vice President and Chief Financial Officer	2011	287,625		416,633	105,676		7,703	(4)	817,637
	2010	263,222	(7)	426,760	90,406	(8)	7,673	(5)	788,061

Milind Deshpande, Ph.D.	2012	376,100		922,084	201,272	(9)	7,833	(3)	1,507,289
President, Research and Development and Chief Scientific Officer	2011	359,975		555,511	144,536		7,703	(4)	1,067,725
	2010	329,436	(10)	454,000	116,000	(11)	7,673	(5)	907,109

Gautam Shah, Ph.D.	2012	321,935	(12)	1,079,761	117,282	(13)	7,833	(3)	1,526,811
Executive Vice President and Chief Compliance Officer	2011	300,200		416,633	103,076		7,703	(4)	827,612
	2010	291,500		426,760	87,450		7,673	(5)	813,383

Joseph Truitt,	2012	304,200		922,084	109,558		31,738	(14)	1,367,580
Senior Vice President and Chief Commercial Officer	2011	283,000		555,511	101,920		36,437	(15)	976,868
	2010	274,800		426,760	83,677		40,691	(16)	825,928

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2012, included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 20, 2013.
(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in connection with our annual performance review process and paid to our named executive officers in December 2012, January 2012 and January 2011, respectively.
(3)	Represents $370 of life insurance premiums paid by Achillion and $7,463 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(4)	Represents $353 of life insurance premiums paid by Achillion and $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	Represents $323 of life insurance premiums paid by Achillion and $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(6)	In addition to Ms. Fenton’s annual performance-based cash bonus, the Compensation Committee, in their discretion, granted an additional bonus award to Ms. Fenton in the amount of $25,000 as a direct result of her management of the successful financing transaction in August 2012.
(7)	In connection with her promotion to Senior Vice President in October 2010, Ms. Fenton’s annual base salary was increased from $256,800 to $287,625. In 2010, Ms. Fenton was paid $263,222.
(8)	Ms. Fenton’s Non-Equity Incentive Plan Compensation was calculated based on her salary as of December 31, 2010.
(9)	In addition to Mr. Deshpande’s annual performance-based cash bonus, the Compensation Committee, in their discretion, granted an additional bonus award to Mr. Deshpande in the amount of $40,000 as a direct result if the rapid advancement of ACH-3102 and his oversight of the clinical development function in absence of a chief medical officer.

(10)	In connection with his promotion to President, Research and Development in October 2010, Mr. Deshpande’s annual base salary was increased from $321,400 to $359,975. In 2010, Mr. Deshpande was paid $329,436.
(11)	Mr. Deshpande’s Non-Equity Incentive Plan Compensation was calculated based on his salary as of December 31, 2010.
(12)	In connection with his promotion to Executive Vice President in April 2012, Mr. Shah’s annual base salary was increased from $313,700 to $324,680. In 2012, Mr. Shah was paid $321,935
(13)	Mr. Shah’s Non-Equity Incentive Plan Compensation was calculated based on his salary as of December 31, 2012.
(14)	Represents $370 of life insurance premiums paid by Achillion, $7,463 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $13,590 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $10,315 a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(15)	Represents $353 of life insurance premiums paid by Achillion, $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $16,335 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $12,399 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(16)	Represents $323 of life insurance premiums paid by Achillion, $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,837 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $14,181 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (3)($)
Michael Kishbauch		282,180
Director, President and Chief Executive Officer	12/18/12		350,000	8.64	2,225,721

Mary Kay Fenton		105,280
Senior Vice President and Chief Financial Officer	12/18/12		145,000	8.64	922,084

Milind Deshpande, Ph.D.		150,440
President, Research and Development and Chief Scientific Officer	12/18/12		145,000	8.64	922,084

Gautam Shah, Ph.D.		113,645
Executive Vice President and Chief Compliance Officer	09/04/12		30,000	7.10	1,079,761
	12/18/12		145,000	8.64

Joseph Truitt		106,470
Senior Vice President and Chief Commercial Officer	12/18/12		145,000	8.64	922,084

(1)	Reflects the potential Non-Equity Incentive Compensation Plan Awards that could have been earned under our 2012 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or exceeded. The amounts actually paid to the named executive officers for performance in 2012 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC 718.

Information Relating to Equity Awards and Holdings

Fiscal Year 2012 Equity Awards

The stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2012. In addition, the Compensation Committee approved a stock option award for Mr. Shah in connection with his promotion to Executive Vice President. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2012

The following table sets forth information concerning stock options on December 31, 2012, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch	160,000	—	14.75	12/19/2016
Director, President and Chief Executive Officer	150,000	—	4.82	12/14/2017
	158,000	—	1.05	12/15/2018
	106,500	35,500	3.28	12/18/2019
	270,500	270,500	3.10	12/16/2020
	31,250	93,750	7.59	12/12/2021
	—	350,000	8.64	12/18/2022

Mary Kay Fenton	13,125	—	4.00	12/20/2015
Senior Vice President and Chief Financial Officer	49,000	—	14.75	12/19/2016
	45,000	—	4.82	12/14/2017
	43,500	—	1.05	12/15/2018
	24,937	8,313	3.28	12/18/2019
	94,000	94,000	3.10	12/16/2020
	18,750	56,250	7.59	12/12/2021
	—	145,000	8.64	12/18/2022

Milind Deshpande, Ph.D.	16,250	—	4.00	12/20/2015
President, Research and Development and Chief Scientific Officer	46,000	—	14.75	12/19/2016
	47,900	—	5.41	06/06/2017
	60,000	—	4.82	12/14/2017
	15,950	—	1.05	12/15/2018
	45,000	15,000	3.28	12/18/2019
	100,000	100,000	3.10	12/16/2020
	25,000	75,000	7.59	12/12/2021
	—	145,000	8.64	12/18/2022

Gautam Shah, Ph.D.	22,000	—	14.75	12/19/2016
Executive Vice President and Chief Compliance Officer	6,234	8,313	3.28	12/18/2019
	20,731	94,000	3.10	12/16/2020
	18,750	56,250	7.59	12/12/2021
	—	30,000	7.10	09/04/2022
	—	145,000	8.64	12/18/2022

Joseph Truitt	93,750	6,250	0.82	01/05/2019
Senior Vice President and Chief Commercial Officer	24,937	8,313	3.28	12/18/2019
	94,000	94,000	3.10	12/16/2020
	25,000	75,000	7.59	12/12/2021
	—	145,000	8.64	12/18/2022

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter.

OPTION EXERCISES AND STOCK VESTED FOR 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael Kishbauch, Director, President and CEO	297,415	2,762,190

Mary Kay Fenton, Senior Vice President and CFO	10,625	110,500

Milind Deshpande, Ph.D. President, Research and Development and Chief Scientific Officer	15,937	139,342

Gautam Shah, Ph.D. Executive Vice President and Chief Compliance Officer	136,964	798,448

Joseph Truitt Senior Vice President and Chief Commercial Officer	—	—

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Messrs. Kishbauch and Truitt, Drs. Deshpande and Shah and Ms. Fenton. The employment agreements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Mr. Kishbauch, 40% for Dr. Deshpande and 35% for Ms. Fenton, Dr. Shah and Mr. Truitt.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2012 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a Change In Control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a Change In Control) ($)
Michael Kishbauch	Severance Payments			705,450	(1)	705,450	(1)	705,450	(1)
	Bonus Payment			282,180	(2)	282,180	(3)	282,180	(3)
	Continuation of Benefits			22,799	(4)	22,799	(4)	22,799	(4)
	Market Value of Stock Vesting(5)	845,118	(6)	—		1,535,445	(7)	—

	Total	845,118		1,010,429		2,545,874		1,010,429

Mary Kay Fenton	Severance Payments			300,800	(1)	300,800	(1)	300,800	(1)
	Bonus Payment			105,280	(2)	105,280	(3)	105,280	(3)
	Continuation of Benefits			16,304	(4)	16,304	(4)	16,304	(4)
	Market Value of Stock Vesting(5)	277,963	(6)	—		524,485	(7)	—

	Total	277,963		422,384		946,869		422,384

Milind Deshpande, Ph.D.	Severance Payments			376,100	(1)	376,100	(1)	376,100	(1)
	Bonus Payment			150,440	(2)	150,440	(3)	150,440	(3)
	Continuation of Benefits			—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	326,950	(6)	—		593,450	(7)	—

	Total	326,950		526,540		1,119,990		526,540

Gautam Shah, Ph.D.	Severance Payments			324,700	(1)	324,700	(1)	324,700	(1)
	Bonus Payment			113,645	(2)	113,645	(3)	113,645	(3)
	Continuation of Benefits			—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	284,788	(6)	—		551,785	(7)	—

	Total	284,788		438,345		990,130		438,345

Joseph Truitt	Severance Payments			304,200	(1)	304,200	(1)	304,200	(1)
	Bonus Payment			106,470	(2)	106,470	(3)	106,470	(3)
	Continuation of Benefits			16,304	(4)	16,304	(4)	16,304	(4)
	Market Value of Stock Vesting(5)	325,526	(6)	—		577,298	(7)	—

	Total	325,526		426,974		1,004,272		426,974

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Mr. Kishbauch for whom the amount represents a lump sum payment equal to eighteen months of base salary.
(2)	Represents a pro rata portion of the bonus payment due to each executive. This amount is calculated under the assumption that the termination date is the last day of the fiscal year.
(3)	Represents a payment equal to each executive’s annual target bonus payment.
(4)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after his or her employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Mr. Kishbauch for whom the amount represents 18 months of coverage.

(5)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2012, or $8.01 per share.

(6)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.
(7)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	7,111,671	(1)	$5.56	(2)	5,877,388	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	7,111,671				5,877,388

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 Plan and our 2006 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes shares of our common stock issuable under our 2006 Plan and our 2006 Employee Stock Purchase Plan.

Compensation of Directors

Under our Director Compensation Policy each of our non-employee directors receives (i) a fee of $2,000 for each Board of Directors meeting that such non-employee director attended in person, (ii) a fee of $1,000 for each Board of Directors meeting at which the director participated telephonically and (iii) reimbursement for all expenses incurred in attending Board of Directors and committee meetings. In addition, non-employee directors receive an annual retainer of $30,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receive a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board of Directors. The Chairman of the Board receives an additional retainer of $25,000, the Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 30,000 shares of our common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 20,000 shares of our common stock under our 2006 Plan, which vests as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. We do not compensate directors who are also our officers or employees for service as a director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2012:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)		All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	59,000	123,613		—	182,613
Gary Frashier	63,000	123,613		—	186,613
Kurt Graves	23,667	710,050	(2)		733,717
Dennis Liotta, Ph.D.	48,000	123,613		—	171,613
David Scheer	89,000	123,613		—	212,613
Nicholas Simon(3)	33,333	—		—	33,333
Robert Van Nostrand	74,000	123,613		—	197,613
Nicole Vitullo	56,000	123,613		—	179,613
David Wright	59,000	123,613		—	182,613

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2012, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2012, included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 20, 2013.
(2)	Mr. Graves was elected to the Board in June 2012. Upon election, Mr. Graves was granted a non-statutory stock option to purchase 135,000 shares of our common stock which vests as to 22% on the date of grant and as to an additional 2.16% at the end of each monthly period thereafter.
(3)	Mr. Simon resigned from the Board in June 2012.
(4)	The number of shares underlying stock options granted to our directors in 2012 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2011(#)
Jason Fisherman, M.D.	12/18/2012	20,000
Gary Frashier	12/18/2012	20,000
Kurt Graves	06/11/2012	135,000
	12/18/2012	20,000
Dennis Liotta, Ph.D.	12/18/2012	20,000
David Scheer	12/18/2012	20,000
Robert Van Nostrand	12/18/2012	20,000
Nicole Vitullo	12/18/2012	20,000
David Wright	12/18/2012	20,000

(5)	The aggregate outstanding options for each non-employee director as of December 31, 2012 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	145,000
Gary Frashier	138,750
Kurt Graves	155,000
Dennis Liotta, Ph.D.	135,000
David Scheer	170,000
Robert Van Nostrand	170,000
Nicole Vitullo	90,000
David Wright	147,500

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Graves, Scheer and Van Nostrand. No member of the Compensation Committee was at any time during 2012, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2012 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
David Wright

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$485,009	$401,376
Audit-Related Fees(2)	—	—
Tax Fees(3)	63,500	21,600
All Other Fees(4)	1,818	1,818

Total Fees	$550,327	$424,794

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees would consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2012 and 2011.
(4)	All Other Fees for fiscal 2012 and 2011 consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2012, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our Proxy Statement any transaction since January 1, 2012, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Pursuant to its charter, the Audit Committee has determined that there have been no related party transactions since January 1, 2012 requiring disclosure under Item 404(a) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2012 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2014 Annual Meeting

Proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 18, 2013 for inclusion in the Proxy Statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our by-laws supersede the notice requirements contained in Rule 14a-4 under the Exchange Act.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on May 24, 2013.

Vote by Internet
• Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. To elect three Class I Directors for terms to expire at our 2016 annual meeting of stockholders or until their successors are duly elected and qualified.												+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Kurt Graves	☐	☐	☐	02 - Dennis Liotta	☐	☐	☐	03 - David Scheer	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve an advisory vote on executive compensation.	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

4. To transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2013 at 9:00 a.m.

300 George Street, New Haven, CT 06511

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2013 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE